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Exhibit 3.1
                       SIMON PROPERTY GROUP, INC.

                CERTIFICATE OF THE POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE
         SERIES C 7.00% CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                            $.0001 PAR VALUE

         Pursuant to Section 151 of the General Corporation Law
                        of the State of Delaware

          The following resolution was duly adopted by the Board of Directors (the "Board of Directors") of SIMON PROPERTY GROUP, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation to provide by resolution or resolutions for the issuance of shares of preferred stock of the Corporation, in one or more series with such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors;

          WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT RESOLVED:

          SECTION 1. Designation and Number. The designation of the series of Preferred Stock of the Corporation created by this Certificate of Designation shall be "Series C 7.00% Cumulative Convertible Preferred Stock" (the "7.00% Cumulative Convertible Preferred Stock"). The authorized number of shares of 7.00% Cumulative Convertible Preferred Stock shall be 1,500,000, with par value $.0001 per share.

          SECTION 2. Ranking. The 7.00% Cumulative Convertible Preferred Stock shall, with respect to the payment of dividends or rights upon the dissolution, liquidation or winding-up of the Corporation, rank: (i) senior to the holders of Common Stock, par value $.0001 per share, of the Corporation (the "Common Stock") and any other class or series of stock of the Corporation which by its terms rank junior to the 7.00% Cumulative Convertible Preferred Stock either as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation (such Common Stock and such other class or series of stock, collectively, the "Junior Stock"), (ii) pari passu with any other preferred stock which is not by its terms junior or senior to the 7.00% Cumulative Convertible Preferred Stock as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation, and in all respects shall rank pari passu with the 6.50% Series A Convertible Preferred Stock, 6.50% Series B Convertible Preferred Stock, 6.50% Series A Excess Preferred Stock, 6.50% Series B Excess Preferred Stock, and 8.75% Series B Cumulative Redeemable Preferred Stock which are the only preferred stock of the Corporation authorized as of the date hereof ("Parity Stock") and (iii) junior to any other preferred stock which by its terms is senior to the shares of 7.00% Cumulative Convertible Preferred Stock as to dividends or rights upon the dissolution, liquidation or winding-up of the Corporation ("Senior Stock").

          SECTION 3.     Dividends.     (a)  The holders of shares of
7.00% Cumulative Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, in their sole discretion, out of assets of the Corporation legally available for payment an annual cash dividend equal to 7.00% of the Liquidation Preference (as defined herein), payable in equal quarterly installments on or about the last day of March, June, September and December of each year. Dividends shall be payable to holders of record as they appear on the stock register of the Corporation on such record dates, not more than 30 calendar days nor less than five calendar days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

          (b) Dividends on the shares of 7.00% Cumulative Convertible Preferred Stock, without any additional return on unpaid dividends, will accumulate, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared or paid when due. All such dividends accumulate from the first date of issuance of any such shares of 7.00% Cumulative Convertible Preferred Stock. Dividends on the shares of 7.00% Cumulative Convertible Preferred Stock shall cease to accumulate on such shares on the date of their earlier conversion or redemption.

          (c) If any shares of 7.00% Cumulative Convertible Preferred Stock are outstanding, then, except as provided in the following sentence, no dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the shares of 7.00% Cumulative Convertible Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of 7.00% Cumulative Convertible Preferred Stock and any Parity Stock, all dividends declared upon the shares of 7.00% Cumulative Convertible Preferred Stock and any other Parity Stock shall be declared pro rata so that the amount of dividends declared per share of 7.00% Cumulative Convertible Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share of 7.00% Cumulative Convertible Preferred Stock and such other series of Parity Stock bear to each other.

          (d) Except as provided in subparagraph (c) above, unless full cumulative dividends on the 7.00% Cumulative Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Junior Stock) shall be declared, set aside for payment or paid and no other dividend shall be declared or made upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Stock) by the Corporation (except by conversion into or exchange for Junior Stock).

          SECTION 4. Liquidation Preference. (a) Each share of 7.00% Cumulative Convertible Preferred Stock shall be entitled to a liquidation preference of $28.00 per share of 7.00% Cumulative
Convertible Preferred Stock ("Liquidation Preference").

          (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of 7.00% Cumulative Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, after and subject to the payment in full of all amounts required to be distributed to the holders of Senior Stock, but before any payment shall be made to the holders of Junior Stock, an amount equal to the aggregate Liquidation Preference of the 7.00% Cumulative Convertible Preferred Stock held by such holder, plus an amount equal to accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of the 7.00% Cumulative Convertible Preferred Stock the full amount to which they shall be entitled, the holders of the 7.00% Cumulative Convertible Preferred Stock and the holders of any series of Parity Stock shall share ratably with other holders of Parity Stock in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the Parity Stock held by each of the said holders upon such distribution if all amounts payable on or with respect to said Parity Stock were paid in full. After payment in full of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of 7.00% Cumulative Convertible Preferred Stock shall not be entitled to any further participation in any distribution of the assets of the Corporation.

          SECTION 5.     Redemption.    (a)  General.  The shares of
7.00% Cumulative Convertible Preferred Stock are not redeemable prior to August 27, 2009.

          (b) Redemption at the Option of the Corporation. (i) On and after August 27, 2009, the Corporation may, at its option, at any time, redeem the shares of 7.00% Cumulative Convertible Preferred Stock, in whole or in part, at the Liquidation Preference, plus accrued and unpaid dividends thereon, if any, to and including the date of redemption (the "Redemption Price"). The Redemption Price is payable in cash or (other than the portion thereof consisting of accrued and unpaid dividends, which shall be payable in cash) in Common Stock at the Current Per Share Market Price, as of the Redemption Date (as defined below) of the Common Stock to be issued.

          (ii) Provided that no later than the Redemption Date the Corporation shall have (A) set apart the funds necessary to pay the accrued and unpaid dividends on all the 7.00% Cumulative Convertible Preferred Stock then called for redemption and (B) reserved for issuance a sufficient number of authorized Common Stock, the Corporation may give the holders of shares of 7.00% Cumulative Convertible Preferred Stock written notice ("Redemption Notice") of a redemption pursuant to Section 5(b) (a "Redemption") not more than 70 nor less than 40 calendar days prior to the date fixed for redemption (the "Redemption Date") at the address of such holders on the books of the Corporation (provided that failure to give such notice or any defect therein shall not affect the validity of the proceeding for a Redemption except as to the holder to whom the Corporation has failed to give such notice or whose notice was defective). The shares of 7.00% Cumulative Convertible Preferred Stock for which the Redemption Price has been paid shall no longer be deemed outstanding from and after the date of payment and all rights with respect to such shares shall forthwith cease and terminate. In case fewer than all of the outstanding shares of 7.00% Cumulative Convertible Preferred Stock are called for redemption, such shares shall be redeemed pro rata, as nearly as practicable, among all holders of shares of 7.00% Cumulative Convertible Preferred Stock. On or before the Redemption Date, a holder of shares of 7.00% Cumulative Convertible Preferred Stock shall have the conversion right set forth in Section 6 hereof notwithstanding anything in this Section 5 to the contrary.

          SECTION 6.     Conversion.    (a)  Provided that the Closing
Price of the Paired Shares on any three (3) consecutive trading days occurring after August 27, 1999 is greater than the then Threshold Value (as defined below), each share of 7.00% Cumulative Convertible Preferred Stock shall be convertible at the option of the holder, at any time on and after August 27, 2004, upon no less than 15 business days prior written notice to the Corporation, in whole or in part, unless previously redeemed, pursuant to Section 6(b) below.

          (b) Each share of 7.00% Cumulative Convertible Preferred Stock that the holder elects to convert will be converted into 0.75676 shares of Common Stock (as adjusted from time to time pursuant to Section 6(c) hereof, the "Conversion Factor"). The "Threshold Value" initially shall be $37.00 but shall be subject to adjustment pursuant to
Section 6(d) hereof. At the time of such conversion, the holder shall be entitled to receive with respect to the shares so converted a cash payment in an amount equal to accrued and unpaid dividends thereon.

          (c) Adjustments to the Conversion Factor. (i) Adjustments for Dividends and Distributions. In case the Corporation shall at any time or from time to time after the original issuance of the shares of 7.00% Cumulative Convertible Preferred Stock declare a dividend, or make a distribution, on the outstanding Paired Shares, in either case, in additional Paired Shares, or effect a subdivision, combination, consolidation or reclassification of the outstanding Paired Shares into a greater or lesser number of Paired Shares, then, and in each such case, the Conversion Factor in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Factor by a fraction, (A) the numerator of which is the number of Paired Shares that were outstanding immediately after such event and (B) the denominator of which is the number of Paired Shares outstanding immediately prior to such event. An adjustment made pursuant to this Section 6(c) shall become effective in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Paired Shares entitled to receive such dividend or distribution, or in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such partnership action becomes effective.

          (ii) Adjustment for Issuances. In case the Corporation shall, at any time after August 27, 1999, issue (other than upon the exercise of options, rights or convertible securities) Paired Shares at a price per share less than 95% of the Current Per Share Market Price, then, and in each such case, the Conversion Factor in effect immediately prior to such issuance shall be adjusted so as to be equal to an amount determined by multiplying the Conversion Factor in effect immediately prior to such event by a fraction of which (A) the numerator shall be
(x) the number of Paired Shares outstanding at the close of business on the date immediately preceding such issuance plus (y) the number of Paired Shares so issued and (B) the denominator shall be (x) the number of Paired Shares outstanding immediately preceding such issuance plus
(y) the number of Paired Shares which the aggregate consideration receivable by the Corporation in connection with such issuance would purchase at such Current Per Share Market Price. For purposes of this
Section 6(c)(ii), the aggregate consideration receivable by the Corporation in connection with the issuance for cash for Paired Shares shall be deemed to be equal to the gross offering price (before deduction of customary underwriting discounts or commissions and expenses payable to third parties) of all such securities being issued.

          (iii)     Issuance of Options, Warrants or Other Rights.   In
case the Corporation shall issue rights to subscribe for or purchase, or options or warrants to purchase, any Paired Shares (or securities convertible into Paired Shares) at a price per Paired Share (or having a conversion price per Paired Share) less than 95% of the Current Per Share Market Price, the Conversion Factor in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Factor in effect immediately prior thereto by a fraction, of which (A) the numerator shall be (x) the number of Paired Shares outstanding on the date immediately preceding such issuance plus
(y) the total number of additional Paired Shares offered for subscription or issuable upon exercise of such options or warrants (or into which the convertible securities so offered are convertible) and
(B) the denominator of which shall be (x) the number of Paired Shares outstanding at the close of business on the date immediately preceding such issuance plus (y) the number of Paired Shares which the aggregate offering price of the total number of Paired Shares so offered for subscription or issuable upon exercise of such options or warrants (or the aggregate conversion price of the convertible securities so offered) would purchase at such the Current Per Share Market Price. Such adjustment shall be made successively whenever any rights, options or warrants are issued; provided, however, that in the event that all Paired Shares offered for subscription or purchase are not delivered (or securities convertible into Paired Shares are not delivered) upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Factor shall be readjusted to the Conversion Factor which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustments made upon the issuance of such rights, options or warrants been made based upon the number of Paired Shares (or securities convertible into Paired Shares) actually delivered upon the exercise of such rights, options or warrants rather than upon the number of Paired Shares offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Paired Shares at less than 95% of such Current Per Share Market Price, and in determining the aggregate offering price of such rights, options or warrants (or the aggregate conversion price of the convertible securities), there shall be taken into account any consideration received by the Corporation for such rights, options or warrants (or convertible securities) and receivable by the Corporation upon the exercise or conversion thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. Notwithstanding the foregoing, this Section 6(c)(iii) shall not apply to the issuance of a right, option or warrant to purchase Paired Shares pursuant to any employee stock option or similar plan adopted by the Board of Directors of the Corporation.

          (iv) Adjustment for Consolidation, Merger, Reorganization or Recapitalization, etc. In case of any consolidation, merger or reorganization of the Corporation with or into another Entity or the sale of all or substantially all of the assets of the Corporation to another Entity (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Section 4 hereof or any recapitalization of the Corporation), each share of 7.00% Cumulative Convertible Preferred Stock shall, in the case of such sale, thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of 7.00% Cumulative Convertible Preferred Stock would have been entitled upon such sale and, in the case of such consolidation, merger or reorganization or recapitalization, the holder of each share of 7.00% Cumulative Convertible Preferred Stock will, insofar as practicable, receive a security or securities in the surviving entity or the recapitalized entity, as the case may be, comparable to the share of 7.00% Cumulative Convertible Preferred Stock which, among other comparable provisions, insofar as may be practicable, shall be convertible into securities comparable to the Common Stock but shall, following such merger, consolidation or reorganization, be immediately convertible following such merger, consolidation or reorganization notwithstanding the requirements set forth in Section 6(b) hereof; and, in such case, other appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interests thereafter of the holders of the shares of 7.00% Cumulative Convertible Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Factor) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of 7.00% Cumulative Convertible Preferred Stock.

          (d) Adjustments to the Threshold Value. (i) In case the Corporation shall at any time or from time to time after August 27, 1999 declare a dividend, or make a distribution, on the outstanding Paired Shares, in either case, in additional Paired Shares, or effect a subdivision, combination, consolidation or reclassification of the outstanding Paired Shares into a greater or lesser number of Paired Shares, then, and in each such case, the Threshold Value in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Threshold Value by a fraction, (A) the numerator of which is the number of Paired Shares that were outstanding immediately prior such event and (B) the denominator of which is the number of Paired Shares outstanding immediately after to such event.

          (ii) The Threshold Value shall also be equitably adjusted to reflect the effect of an issuance which would result in an adjustment to the Conversion Factor under Section 6(c)(iv).

          (iii) An adjustment made pursuant to this Section 6(d) shall become effective in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Paired Shares entitled to receive such dividend or distribution, or in the case of any such subdivision, reclassification, recapitalization, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

          (e) No adjustment in the Conversion Factor or the Threshold Value shall be required unless such adjustment would require an increase or decrease of at least 0.25% of the Conversion Factor or the Threshold Value, as applicable; provided, that any adjustments which by reason of this Section 6(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (f) No fractional shares of Common Stock or scrip representing fractions of shares of Common Stock shall be issued upon conversion of a share of 7.00% Cumulative Convertible Preferred Stock. If a fractional share of Common Stock is otherwise deliverable to a converting holder upon a conversion of shares of 7.00% Cumulative Convertible Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fractional interest, calculated to the nearest 1/1000th of a share, to be computed using the Current Per Share Market Price of a Paired Share on the date of conversion.

          (g)  Whenever the Conversion Factor is adjusted pursuant to
Section 6(c) or the Threshold Value is adjusted pursuant to
Section 6(d), the Corporation shall promptly mail to the holders of shares of 7.00% Cumulative Convertible Preferred Stock at their addresses as shown on the books of the Corporation a notice stating that the Conversion Factor and/or the Threshold Value, as the case may be, has been adjusted, the effective date of such adjustment and the new Conversion Factor or Threshold Value.

          SECTION 7.     No Right to Certain Dividends or Distributions.
(a) Any holder of shares of 7.00% Cumulative Convertible Preferred Stock whose shares are redeemed pursuant to Section 5 hereto or converted pursuant to Section 6 hereto, prior to being entitled to receive any shares of Common Stock upon the occurrence of any such event, will be required to execute and deliver to the Corporation a Dividend Proration Agreement substantially in the form of Annex I hereto.

          (b) Notwithstanding anything elsewhere contained herein, any funds which at any time shall have been deposited by the Corporation or on its behalf with the transfer agent or any other depositary for the purpose of any payment with respect to any shares of 7.00% Cumulative Convertible Preferred Stock which shall have been redeemed for or converted into shares of Common Stock pursuant to the provisions of Sections 5 or 6, as applicable, shall forthwith upon such redemption or conversion be repaid to the Corporation by the transfer agent or such other depositary.

          SECTION 8. Restrictions on Transfer. The shares of 7.00% Cumulative Convertible Preferred Stock shall be subject to the restrictions on transfer set forth in Article NINTH of the Charter of the Corporation. Any transfer or attempted transfer in violation of the provisions of this Section 8(a) shall be null and void.

          SECTION 9. Status of Converted or Redeemed Shares of 7.00% Cumulative Convertible Preferred Stock. Upon any conversion or any redemption, repurchase or other acquisition by the Corporation of shares of 7.00% Cumulative Convertible Preferred Stock, the shares of 7.00% Cumulative Convertible Preferred Stock so converted, redeemed, repurchased or acquired shall be retired and canceled.

          SECTION 10. Voting. (a) Except as otherwise provided by law and this Certificate of Designation, the holders of 7.00% Cumulative Convertible Preferred Stock shall not be entitled to notice of, or to vote at, any meeting of the stockholders of the Corporation or to vote on any matter relating to the business or affairs of the Corporation.

          (b) The Corporation shall not, without the affirmative consent or approval of the holders of at least a majority in liquidation preference of the shares of 7.00% Cumulative Convertible Preferred Stock and 7.00% Cumulative Convertible Preferred Units of the Operating Partnership then outstanding, voting together as a class, (i) authorize any Senior Stock; or (ii) amend, alter or modify any of the provisions of the Restated Certificate of Incorporation of the Corporation so as to adversely affect the holders of shares of 7.00% Cumulative Convertible Preferred Stock.

          (c) In any case in which the holders of 7.00% Cumulative Convertible Preferred Stock shall be entitled to vote pursuant to Delaware law, each holder of 7.00% Cumulative Convertible Preferred Stock shall be entitled to one vote for each share of 7.00% Cumulative Convertible Preferred Stock held by such holder.

          SECTION 11. Registration Rights for Share of 7.00% Cumulative Convertible Preferred Stock. The shares of 7.00% Cumulative Convertible Preferred Stock shall be deemed "Registrable Securities" for purposes of Section 9.6 of the Partnership Agreement, subject to the limitations and qualifications contained in Section 9.6 of the Partnership Agreement unless the holder of such shares of 7.00% Cumulative Convertible Preferred Stock is party to a registration rights agreement pursuant to Section 5.06 of the Portfolio Agreement, in which case such holder exclusively shall have the rights set forth therein.

          SECTION 12. Issuance of Trust Interest. If any shares of Common Stock are to be issued to a holder of a 7.00% Cumulative Convertible Preferred Stock in connection with the redemption or conversion of such 7.00% Cumulative Convertible Preferred Stock as provided herein, the Corporation shall distribute to the holder of such 7.00% Cumulative Convertible Preferred Stock so redeemed or converted, for no additional consideration, a number of Trust Interests equal to the number of shares of Common Stock so issued.

          SECTION 13. Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

          "Closing Price" on any date shall mean the last sale price per share, regular way, of the Paired Shares or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Paired Shares in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Paired Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Paired Shares are listed or admitted to trading or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the Paired Shares or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Paired Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Paired Shares selected from time to time by the Board of Directors of the Managing General Partner.

          "c" on any date shall mean the average of the Closing Prices for the five consecutive Trading Days ending on such date.

          "Entity" shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association.

          "Operating Partnership" shall mean Simon Property Group, L.P.

          "Paired Share" shall mean one share of Common Stock and one Trust Interest.

          "Partnership Agreement" shall mean the Seventh Amended and Restated Limited Partnership Agreement of the Operating Partnership.

          "Portfolio Agreement" shall mean the Management and Portfolio Agreement, dated as of February 22, 1999, among the Corporation, the Operating Partnership, NED Management Limited Partnership and WellsPark Management LLC.

          "Shares" shall mean the shares of Common Stock.

          "Trading Day" shall mean a day on which the principal national securities exchange on which the Paired Shares are listed or admitted to trading is open for the transaction of business or, if the Paired Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Trust" shall mean the trust owning all of the outstanding shares of Common Stock, par value $0.0001 per share, of SPG Realty Consultants, Inc. subject to a trust agreement among certain stockholders of the Corporation, a trustee and the SPG Realty
Consultants, Inc. pursuant to which all holders of Shares are beneficiaries of such Trust.

          "Trust Interest" shall mean a pro rata beneficial interest in the Trust.



          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James M. Barkley, its Secretary, this 27th day of August, 1999.



                              By:     /s/ James M. Barkley
                                   Name:     James M. Barkley
                                   Title:    Secretary



                                                              Annex I to
                                            7.00% Cumulative Convertible
                                                         Preferred Stock

                      DIVIDEND PRORATION AGREEMENT

                                               Date:  __________________

Simon Property Group, Inc.
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204

Dear Sirs:

     The undersigned is a holder of shares of 7.00% Cumulative
Convertible Preferred Stock ("Preferred Stock") of Simon Property Group, Inc., a Delaware corporation (the "Corporation"). On the date hereof, the undersigned has presented _____________ (number) shares of Preferred Stock for conversion or redemption (collectively, a "Conversion") pursuant to their terms. This letter agreement is being given in satisfaction of a condition to the Conversion.

     The undersigned hereby agrees with the Corporation that concurrently with the first payment of a regular cash dividend (i.e., a dividend that would not give rise to an adjustment of the "Conversion Price" pursuant to Section 6(c)(i) of the Certificate of Designation with respect to the shares of Preferred Stock) on shares of the Corporation's Common Stock with respect to which the record date (the "Next Record Date") occurs after the date of the Conversion, the undersigned shall pay to the Corporation an amount equal to the product of (x) the number of such shares of Common Stock issued in the Conversion (adjusted for any dividend or distribution on the shares of Common Stock in shares of Common Stock or the subdivision, combination or reclassification of outstanding shares of Common Stock into a greater or smaller number of Preferred Stock occurring after the date of the Conversion in order to give appropriate effect thereto), (y) the per share amount of such cash dividend and (z) a fraction, the numerator of which shall be the number of days elapsed (computed on the basis of a 360-day year of twelve 30-day months) from the record date (the "Last Record Date") for the payment of the last regular dividend on shares of the Corporation's Common Stock occurring on or before the date of the Conversion and the denominator of which shall be the number of days elapsed (computed as aforesaid) from the Last Record Date to the Next Record Date.

     The undersigned further grants to the Corporation the right to set off against any unpaid amount due to the Corporation under this letter agreement any debt or other obligation of the Corporation owing to the undersigned, including, without limitation, any dividend or other distribution payable to the undersigned by reason of its ownership of shares of the Corporation's Common Stock.

     If the undersigned wishes to transfer legal, beneficial or record ownership of any shares of the Corporation's Common Stock (or any interest therein) issuable in the Conversion before all the undersigned's foregoing obligations are fully performed, it shall provide the Corporation with reasonably adequate cash or cash equivalent security with respect to the undersigned's obligations hereunder or shall obtain, for the Corporation's benefit, an instrument of assumption by the transferee in which the transferee assumes all the undersigned's obligations under this letter agreement, which instrument shall contain a provision with respect to subsequent transfers with the same effect as this paragraph.

     This letter agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to conflicts of laws principles.

                              Very truly yours,


                              (Name of Converting Holder of Preferred
                                Stock)

                              By:
                                 Name:
                                 Title:
AGREED:

SIMON PROPERTY GROUP, INC.

By:
  Name:
  Title: